EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-46932, No. 333-59689 and No. 333-47856) and Form S-8 (No. 333-126421, No. 333-120158, No. 333-102825, No. 333-61072, No. 333-51436, No. 333-50752 and No. 33-54423) of International Flavors & Fragrances Inc. of our report dated February 25, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 25, 2010 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 25, 2010